Exhibit 21

Virginia Electric and Power Company

SUBSIDIARIES OF THE REGISTRANT

As of December 31, 2003

Name	Jurisdiction of Incorporation	Name Under Which Business is Conducted
Virginia Electric and Power Company	Virginia	Dominion Virginia Power (in Virginia)
Dominion Virginia Power (in North Carolina)
Virginia Power Capital Trust II	Delaware	Virginia Power Capital Trust II
Virginia Power Fuel Corporation	Virginia	Virginia Power Fuel Corporation
Virginia Power Services, Inc.	Virginia	Virginia Power Services, Inc.
Dominion Energy Clearinghouse, Inc.	Virginia	Dominion Energy Clearinghouse, Inc.
Dominion Generation Corporation	Virginia	Dominion Generation Corporation
Virginia Power Energy Marketing, Inc.	Virginia	Virginia Power Energy Marketing, Inc.
Virginia Power Services Energy Corp., Inc.	Virginia	Virginia Power Services Energy Corp., Inc.
Virginia Power Nuclear Services Company	Virginia	Virginia Power Nuclear Services Company
VP Property, Inc.	Virginia	VP Property, Inc.